Exhibit 10.14

Consulting Agreement

THIS CONSULTING AGREEMENT (the “Agreement”) is made and entered into as of December 23rd, 2021 (the “Effective Date”),

AMONG:

MIDORI-BIO INC.

5 Hazelton Ave., Suite 400
Toronto, Ontario

M5R 2E1

(the “Corporation”) And:

1284670 B.C. LTD.

1570 – 505 Burrard Street
Vancouver, British Columbia
V7X 1M5

(“128”)

And:

HOTSPEX INTERNATIONAL MARKETING INC.

40 Eglinton East, Suite 801
Toronto ON M4P 3A2

(the “Consultant”).

The Corporation, 128 and the Consultant may be referred to herein individually as a “Party” or collectively, as the “Parties.”

Recital

As part of its ongoing business, the Corporation desires to retain qualified individuals to advise and assist the Corporation with respect to business development. In furtherance thereof, the Corporation and Consultant desire to enter into this relationship on the terms and conditions set forth herein.

Agreement

In consideration of the mutual covenants set forth below, the Parties hereby agree as follows:

1.	Consulting Services.

Effective as of the Effective Date, the Corporation hereby retains Consultant, and Consultant hereby agrees to provide the duties Services set forth in Schedule “A” to this Agreement (the “Services”) for an initial term of two (2) years, commencing upon the Effective Date (the “Initial Term”), unless terminated earlier in accordance with the provisions of Section 7 herein. The parties may mutually agree to renew this Agreement in writing for successive one (1) year terms following expiration of the Initial Term (the “Renewal Terms” and collectively with the Initial Term, the “Term”).

1.

2.	Compensation.

As full and complete compensation for performing the Services, Consultant shall receive the following compensation:

(a)       The Parties agree and acknowledge that the intention is 128 will acquire all of the issued and outstanding shares of the Corporation in exchange for shares of 128 and thereafter, the securities of 128 shall be listed on a public stock exchange (the happening of such event hereinafter, a “Listing Event”). As the parent company, 128 will benefit from the provision of the Services to the Corporation. Therefore, immediately prior to or concurrently with a Listing Event, 128 shall grant the Consultant an irrevocable option (“Option”) to purchase Two Hundred Thousand (200,000) common shares (collectively, the “Optioned Shares”) in 128, at an exercise price equal to $0.50 per Optioned Share, on the terms and conditions set forth in Schedule “B” attached hereto and the terms of a stock option plan to be adopted by 128.

(b)       The Consultant will be paid a commission equal to 30% (the “Commission Rate”) of the Corporation’s Net Profits generated on each Client’s sales during the first year of the term of that Client’s contract with the Corporation (as applicable to each Client, the “First Year”). For the purposes of this Agreement, (A) “Clients” shall mean the clients listed on Schedule “C” attached hereto, which will be updated from time to time on written agreement of the Parties, and (B) “Net Profits” shall mean gross sales less all direct costs associated with such sales, including but not limited to the cost of goods, taxes, duties, freight and direct expenses. Following each Client’s First Year, the Commission Rate shall decrease to 15% for the remainder of that Client’s term of contract with the Corporation (as applicable to each Client, the “Client Term”).

In addition, if the Agreement is not renewed for any one or more Renewal Terms at the option of the Corporation, the Consultant shall continue to receive the following trailing commission payments: 15% of the Corporation’s Net Profits until the earlier of (A) expiry of the Client Term, or (B) the fifth (5th) anniversary of the date of expiration of the then-current Term (the “Termination Date”); following which, the Commission Rate shall decrease to 7.5%, until the earlier of (A) expiry of the Client Term, or (B) the seventh (7th) anniversary of the Termination Date; following which, the Commission Rate shall decrease to 3.5%, until the earlier of (A) expiry of the Client Term, or (B) the ninth (9th) anniversary of the Termination Date. Following the ninth (9th) anniversary of the Termination Date, no further fees or commission shall be payable to the Consultant. The collected Net Profits will be calculated on a quarterly basis and any commission payable shall be paid to the Consultant within 45 days after each quarter-end.

3.	Independent Contractor.

The Parties understand and agree that Consultant is an independent contractor and not an employee of the Corporation. Consultant has no authority to obligate the Corporation by contract or otherwise. Consultant will not be eligible for any employee benefits, nor will the Corporation make deductions from Consultant’s fees for taxes (except as otherwise required by applicable law or regulation). Any taxes imposed on Consultant due to activities performed hereunder will be the sole responsibility of Consultant.

4.	Recognition of Corporation’s Rights; Nondisclosure.

Consultant recognizes that the Corporation is engaged in a continuous program of research and development respecting its business activities. Without limiting the Confidentiality and Proprietary Information Agreement attached hereto, Consultant agrees as follows:

(a)       At all times during the Term and thereafter, Consultant will hold in strictest confidence and will not disclose, use, lecture upon or publish any of the Corporation’s Proprietary Information (defined below), except to the extent such disclosure, use or publication may be (i) required in direct connection with Consultant’s performing requested Services for the Corporation, (ii) is expressly authorized in writing or by email by an officer of the Corporation, or (iii) is expressly required by law.

2.

(b)       The term “Proprietary Information” shall mean any and all trade secrets, confidential knowledge, know-how, data or other proprietary information or materials of the Corporation. By way of illustration but not limitation, Proprietary Information includes: (i) inventions, ideas, samples, procedures and formulations for producing any such samples, processes, formulas, data, know-how, improvements, discoveries, developments, designs and techniques arising from the Services or otherwise disclosed or made available to Consultant by or on behalf of Corporation; and (ii) information regarding Corporation’s plans for investment or research, development, new products, marketing and selling, business plans, budgets and unpublished financial statements, licenses, prices and costs, suppliers and customers; and (iii) information regarding the skills and compensation of employees or other consultants of the Corporation.

(c)       Consultant understands that the Corporation has received, and in the future will receive from third parties, confidential or proprietary information (“Third Party Information”) subject to a duty on the Corporation’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. During the Term and thereafter, Consultant will hold Third Party Information in the strictest confidence and will not disclose or use Third Party Information, except (i) in connection with Consultant’s performing requested Services for the Corporation, (ii) as expressly authorized in writing or by email by an officer of the Corporation, or (iii) as expressly required law.

(d)       Consultant agrees that, during the Term, the Corporation may use Consultant’s name in connection with the Corporation’s marketing activities.

5.	Non-Solicitation.

(a)       Consultant’s Covenants: The Consultant covenants, undertakes and agrees with the Corporation that it will not, during the Term and for a period of three (3) years from the date of expiration or termination of this Agreement, for any reason whatsoever, either alone or in conjunction with any person, whether as principal, agent, consultant, director, officer, employee, investor, shareholder (other than a holding of shares listed on a recognized North American stock exchange that does not exceed five percent (5%) of the outstanding shares so listed), or in any other manner, whatsoever, directly or indirectly:

(i)       hire or offer to hire, attempt to, or in any way induce, interfere with, approach, solicit, divert or otherwise obtain the withdrawal from the Corporation, any individual who is employed or engaged by the Corporation or any affiliated entity of the Corporation at the date of expiration or termination of this Agreement or who was employed or engaged by the Corporation or any affiliated entity of the Corporation within the 12 month period prior to the date of expiration or termination of this Agreement; or

(ii)       induce, interfere with, approach, solicit or divert any Client, customer or supplier to cease doing business with, or otherwise reduce or alter the relationship or association such party has or may have with the Corporation or the business.

(b)       Corporation’s Covenants: The Corporation covenants, undertakes and agrees with the Consultant that it will not, during the Term and for a period of three (3) years from the date of expiration or termination of this Agreement, for any reason whatsoever, either alone or in conjunction with any person, whether as principal, agent, consultant, director, officer, employee, investor, shareholder (other than a holding of shares listed on a recognized North American stock exchange that does not exceed five percent (5%) of the outstanding shares so listed), or in any other manner, whatsoever, directly or indirectly, hire or offer to hire, attempt to, or in any way induce, interfere with, approach, solicit, divert or otherwise obtain the withdrawal from the Consultant, any individual who is employed or engaged by the Consultant or any affiliated entity of the Consultant at the date of expiration or termination of this Agreement or who was employed or engaged by the Consultant or any affiliated entity of the Consultant within the 12 month period prior to the date of expiration or termination of this Agreement.

3.

6.	No Improper Use of Materials.

Consultant agrees not to bring to the Corporation or to use in the performance of Services for the Corporation any materials or documents of a present or former employer of Consultant, or any materials or documents obtained by Consultant from a third party under a binder of confidentiality, unless such materials or documents are generally available to the public or Consultant has authorization from such present or former employer or third party for the possession and unrestricted use of such materials. Consultant understands that Consultant is not to breach any obligation of confidentiality that Consultant has to present or former employers or clients and agrees to fulfill all such obligations during the Term.

7.	Term and Termination.

(a)       Termination for Breach. Either Party may terminate this Agreement at any time in the event of a breach by the other Party of a material covenant, commitment or obligation under this Agreement that remains uncured after 30 days following written notice thereof. Such termination shall be effective immediately and automatically upon the expiration of the applicable notice period, without further notice or action by either Party. Termination shall be in addition to any other remedies that may be available to the non-breaching Party.

(b)       Termination for Financial Insecurity. Either Party may terminate this Agreement immediately at its option upon written notice if the other Party: (i) becomes or is declared insolvent or bankrupt; (ii) is the subject of a voluntary or involuntary bankruptcy or other proceeding related to its liquidation or solvency, which proceeding is not dismissed within 90 calendar days after its filing;

(iii) ceases to do business in the normal course; or (iv) makes an assignment for the benefit of creditors. This Agreement shall terminate immediately and automatically upon any determination by a court of competent jurisdiction that either Party is excused or prohibited from performing in full all obligations hereunder, including, without limitation.

(c)       Termination for Underperformance. Corporation may terminate this Agreement on thirty (30) days’ advance written notice if the Consultant fails to generate an aggregate of Five Hundred Thousand Dollars ($500,000.00) of gross sales in any twelve (12) month period. Such termination shall be effective immediately and automatically upon the expiration of the applicable notice period, without further notice or action by either Party.

(d)       Termination for Other. Corporation may terminate this Agreement immediately without further or written notice to the Consultant:

(i)       by reason of the death of Shane Skillin or inability of Shane Skillin or the Consultant to perform the Services for a period of greater than thirty (30) days;

(ii)       if the Consultant or any employee of the Consultant engages in conduct that tends to damage the Corporation’s goodwill or reputation for which the Consultant has been put on written notice; or

4.

(iii)       if the Consultant becomes a participant in, or subject to, any legal proceedings where it is alleged that the Consultant has committed gross negligence, fraud, conversion or wrongful death.

(e)       Obligations upon Termination or Non-Renewal. Upon termination or expiration of the then-current Term of this Agreement:

(i)       Consultant shall immediately cease to be an independent contractor of the Corporation;

(ii)       Consultant shall immediately remove and not thereafter use any sign, display, or other advertising or marketing means containing Corporation’s Proprietary Information;

(iii)       Consultant shall immediately return or destroy all Confidential Information, as well as all advertising matter and other printed materials in its possession or under its control containing the Corporation’s intellectual property or Proprietary Information; and

(iv)       Consultant shall, within 10 days of termination or expiration, as the case may be, return all sales, advertising, technical, Confidential Information and any other material of the Corporation supplied to Consultant in connection with this Agreement and Consultant shall not make or retain any copies of same.

(f)       The obligations set forth in Sections 3-14 will survive any termination or expiration of this Agreement. Upon termination of this Agreement, Consultant will promptly deliver to the Corporation all documents and other materials of any nature pertaining to the Services, together with all documents and other items containing or pertaining to any Proprietary Information, provided that with respect to Proprietary Information stored electronically on non-removable media, Consultant may comply with this by delivering an electronic or physical copy of the same to the Corporation and thereafter promptly deleting it by secure means, as long as the Consultant does not directly or indirectly recover or restore the same whether through forensics, archives, undeletion or otherwise.

8.	Assignment.

The rights and liabilities of the Parties hereto shall bind and inure to the benefit of their respective successors and assigns, as the case may be; provided that, as the Corporation has specifically contracted for Consultant’s Services, Consultant may not assign or delegate Consultant’s obligations under this Agreement either in whole or in part without the prior written consent of the Corporation. The Corporation may assign its rights and obligations hereunder to any person or entity who succeeds to all or substantially all of the Corporation’s business.

9.	Legal and Equitable Remedies.

Because Consultant’s Services are personal and unique and because Consultant may have access to and become acquainted with the Proprietary Information of the Corporation, the Corporation shall have the right to enforce this Agreement and any of its provisions by injunction, specific performance or other equitable relief without prejudice to any other rights and remedies that the Corporation may have for a breach of this Agreement.

10.	Indemnities.

(a)       The Consultant shall defend, indemnify and hold the Corporation, its directors, officers, shareholders, employees, representatives, dealers, agents, insurers and assignees harmless from and against any and all loss, liability, damage, fine, penalty, demand, expense, complaint, claim or cause of action (including court costs and legal fees) (collectively “Claims” ), arising out of or in connection with the negligent performance or non-performance by the Consultant of the Services or any work performed by the Consultant for the Corporation, or any obligations under this Agreement including any Claims arising out of the enforceability of this Agreement, and actions of any employee, agent, subcontractor or individual or entity otherwise engaged by the Consultant in relation to the provision of the Services, or the breach by the Consultant of any term, condition, covenant, representation, warranty or other provision contained herein.

5.

(b)       The Corporation shall defend, indemnify and hold the Consultant, its directors, officers, shareholders and assignees harmless from and against any and all Claims arising out of or in connection with the products set forth on Schedule “D” attached hereto, being sold by the Consultant in providing the Services hereunder.

11.       Limitations of Liability. EXCEPT FOR LIABILITY FOR CLAIMS MADE BY THE CORPORATION FOR BREACH OF ITS INTELLECTUAL PROPERTY RIGHTS:

(a)       IN NO EVENT WILL EITHER PARTY BE LIABLE TO THE OTHER OR ANY OTHER PERSON FOR CONSEQUENTIAL, INCIDENTAL, PUNITIVE, SPECIAL OR INDIRECT DAMAGES, OR DAMAGES FOR LOSS OF PROFITS, REVENUE, GOODWILL, OR REPUTATION, HOWEVER ARISING, WHETHER IN AN ACTION IN CONTRACT, TORT, UNDER STATUTE OR OTHERWISE, AND WHETHER OR NOT THE OTHER PARTY OR ANY OTHER PERSON COULD REASONABLY HAVE FORESEEN THE POSSIBILITY OR LIKELIHOOD OF SUCH DAMAGES.

(b)       IN NO EVENT SHALL EITHER PARTY’S AGGREGATE LIABILITY ARISING OUT OF OR RELATED TO INDEMNIFICATION UNDER THIS AGREEMENT EXCEED THE TOTAL OF THE COMMISSION PAID BY THE CORPORATION TO THE CONSULTANT IN THE SIX (6) MONTH PERIOD PRECEDING THE EVENT GIVING RISE TO THE CLAIM OR

$100,000.00, WHICHEVER IS LESS. FOR CLARITY, THE FOREGOING SHALL NOT APPLY TO AMOUNTS OWING TO THE CONSULTANT FOR SERVICES RENDERED HEREUNDER.

12.	Governing Law; Severability.

This Agreement shall be governed by and construed according to the laws of the Province of Ontario, without regards to conflicts of laws rules. If any provision of this Agreement is found by a court of competent jurisdiction to be unenforceable, that provision shall be severed and the remainder of this Agreement shall continue in full force and effect.

13.	Complete Understanding; Modification.

This Agreement, and all other documents mentioned herein, constitute the final, exclusive and complete understanding and agreement of the Parties hereto and supersedes all prior understandings and agreements. Any waiver, modification or amendment of any provision of this Agreement shall be effective only if in writing and signed by the Parties hereto.

14.	Publicity.

Neither Party will issue any press release or other public announcement relating to this Agreement or any activities related thereto without the prior written consent of the other Party, except where such announcements are required by law or regulation, in which the event the Parties will use all reasonable efforts to consult with each other and cooperate with respect to the wording of any such announcement.

15.	Notices.

Any notices required or permitted hereunder shall be given to the appropriate Party at the address listed on the first page of the Agreement, or such other address as the Party shall specify in writing pursuant to this notice provision. Such notice shall be deemed given upon personal delivery to the appropriate address or three days after the date of mailing if sent by certified or registered mail.

16.	Counterparts.

Each of the parties shall be entitled to rely on delivery by electronic means of an executed copy of this Agreement, and such electronic copy shall be legally effective to create a valid and binding agreement between the parties in accordance with the terms hereof. In addition, this Agreement may be executed by the parties in separate counterparts each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument.

[Remainder of Page Intentionally Left Blank]

6.

In Witness Whereof, the Parties hereto have executed this Agreement as of the Effective Date.

MIDORI-BIO INC.

By:	/s/ Kenneth Lyons
Kenneth Lyons, President
I have authority to bind the Corporation.

1284670 B.C. LTD.

By:
Authorized Signing Authority
I have authority to bind the Corporation.

HOTSPEX INTERNATIONAL MARKETING INC.

By:
Authorized Signing Authority
I have authority to bind the Corporation.

7.

Confidentiality and Proprietary Information Agreement

In consideration of the engagement as an employee, independent contractor, Consultant or consultant with MIDORI-BIO INC. (the “Corporation”), the undersigned (the “Participant”) agrees and covenants as follows:

1.	Engagement with the Corporation as an employee, independent contractor or consultant, both before and after the date of incorporation of the Corporation (“Engagement”) will give the Participant access to proprietary and confidential information belonging to the Corporation, its customers, its investments and related materials, its suppliers and others (the proprietary and confidential information is collectively referred to in this Agreement as “Confidential Information”). Confidential Information includes but is not limited to Corporation’s customer lists, marketing plans, investment pipeline, strategic partners, proposals, contracts, technical and/or financial information, databases, software, and know-how. All Confidential Information remains the confidential and proprietary information of the Corporation. Confidential Information does not include information that (i) is or becomes public other than through a breach of this Agreement, (ii) is known to the Participant prior to the date of this Agreement and with respect to which the Participant does not have any obligation of confidentiality as of the date of its becoming part of the public domain, or (iii) is developed independently, meaning that it is developed neither with any direct or indirect use of the Confidential Information whatsoever, nor through any performance of the Services.

2.	As referred to herein, the “Business of the Corporation” shall relate to the business of the Corporation as the same is actually practiced by the Corporation during the Engagement and that reasonably relate to the Engagement.

3.	The Participant may, in the course of the Participant’s Engagement with the Corporation, conceive, develop or contribute to material or information related to the Business of the Corporation, including, without limitation as it relates to the Business of the Corporation, software, technical documentation, ideas, inventions (whether or not patentable), hardware, know-how, marketing plans, designs, techniques, documentation, records, regardless of the form or media, if any, on which such is stored (referred to in this Agreement as “Proprietary Property”). The Corporation shall exclusively own all Proprietary Property that the Participant conceives, develops or contributes to in the course of the Participant’s Engagement with the Corporation and all intellectual and industrial property and other rights of any kind in or relating to the Proprietary Property, including but not limited to all copyright, patent, trade secret and trade-mark rights in or relating to the Proprietary Property, and, without limiting the foregoing, the Participant hereby irrevocably assigns all of its right, title and interest in and to the Proprietary Property to the Corporation. Material or information conceived, developed or contributed to by the Participant outside work hours but using the any Corporation computer networks, assets or resources (including Confidential Information or Proprietary Property) shall also be Proprietary Property and be governed by this Agreement if such material or information relates to the Business of the Corporation. The Participant shall keep full and accurate records accessible at all times to the Corporation relating to all Proprietary Property and shall promptly disclose and deliver to the Corporation all Proprietary Property. The Participant may not use or disclose his own or any third party’s confidential information or intellectual property (including any Proprietary Property cannot be fully made, used, reproduced, distributed and otherwise exploited by the Corporation without using or violating the foregoing), without the Corporation’s prior written permission.

4.	The Participant shall, both during and after the Participant’s Engagement with the Corporation, keep all Confidential Information and Proprietary Property confidential and shall not use any of it except for the purpose of carrying out authorized activities on behalf of the Corporation. The Participant may, however, disclose Confidential Information which is required to be disclosed by law, whether under an order of a court or government tribunal or other legal process, provided that Participant informs the Corporation of such requirement in sufficient time to allow the Corporation to avoid such disclosure by the Participant.

The Participant shall return or destroy, as directed by the Corporation, Confidential Information and Proprietary Property to the Corporation upon request by the Corporation at any time. The Participant shall certify, by way of affidavit or statutory declaration that all such Confidential Information and Proprietary Property has been returned or destroyed, as applicable. With respect to non-removable electronic copies of Confidential Information and Proprietary Property, the Participant may comply with the foregoing by deleting the same using reasonably secure means, provided that it does not thereafter directly or indirectly recover or restore such Confidential Information or Proprietary Property, whether through archives, undeletion, forensics or otherwise.

5.	The Participant covenants and agrees not to make any unauthorized use whatsoever of or to bring onto the Corporation’s premises for the purpose of making any unauthorized use whatsoever of any trade secrets, confidential information or proprietary property of any third party, including without limitation any trade-marks or copyrighted materials, during the course of the Participant’s Engagement with the Corporation.

6.	At the reasonable request and at the sole expense of the Corporation, the Participant shall do all reasonable acts necessary and sign all reasonable documentation necessary in order to ensure the Corporation’s ownership of the Proprietary Property and all intellectual and industrial property rights and other rights in the same, including but not limited to providing to the Corporation written assignments of all rights to the Corporation and any other documents required to enable the Corporation to document rights to and/or register patents, copyrights, trade-marks, industrial designs and such other protections as the Corporation considers advisable anywhere in the world. This will include $15,000 cost to develop a new Midori-Bio logo “design and logo guidelines”.

7.	The Participant hereby irrevocably and unconditionally waives all moral rights the Participant may now or in the future have in any Proprietary Property.

8.	The Participant agrees that the Participant will, if reasonably requested from time to time by the Corporation, execute such further reasonable agreements as to confidentiality and proprietary rights as the Corporation’s customers or suppliers reasonably require to protect confidential information or proprietary property.

9.	Regardless of any changes in position, salary or otherwise, including, without limitation, termination of the Participant’s Engagement with the Corporation, unless otherwise stipulated pursuant to the terms hereof, the Participant will continue to be subject to each of the terms and conditions of this Agreement and any other(s) executed pursuant to the preceding paragraph.

10.	The Participant agrees that the Participant’s sole and exclusive remedy for any breach of this Agreement by the Corporation will be limited to monetary damages and that the Participant will not make any claim in respect of any rights to or interest in any Confidential Information or Proprietary Property.

11.	The Participant acknowledges that the services provided by the Participant to the Corporation under this Agreement are unique. The Participant further agrees that irreparable harm will be suffered by the Corporation in the event of the Participant’s breach or threatened breach of any of his or her obligations under this Agreement, and that the Corporation will be entitled to seek, in addition to any other rights and remedies that it may have at law or equity, to a temporary or permanent injunction restraining the Participant from engaging in or continuing any such breach hereof. Any claims asserted by the Participant against the Corporation shall not constitute a defense in any injunction action, application or motion brought against the Participant by the Corporation.

12.	This Agreement is governed by the laws of the Province of British Columbia and the parties agree to the non-exclusive jurisdiction of the courts of the Province of British Columbia in relation to this Agreement.

13.	If any provision of this Agreement is held by a court of competent jurisdiction to be invalid or unenforceable, that provision shall be deleted and the other provisions shall remain in effect.

IN WITNESS WHEREOF the Corporation and the Participant have caused this Agreement to be executed as of the 23rd day of December, 2021.

MIDORI-BIO INC.

By:	/s/ Kenneth Lyons
Kenneth Lyons, President
I have authority to bind the Corporation.

1284670 B.C. LTD.

By:
Authorized Signing Authority
I have authority to bind the Corporation.

HOTSPEX INTERNATIONAL MARKETING INC.

By:
Authorized Signing Authority
I have authority to bind the Corporation.

Schedule “A”

The Consultant agrees to perform the following Services on an as-is and as-available basis, either by phone or in person, as may be required:

●	actively sourcing & commercializing Clients;

●	support Corporation’s B2B and B2C relationships;

●	support Corporation’s PR outreach;

●	support Corporation’s investor relationships;

●	consult and meet with Corporation principles and associate consultants and ambassadors, as may be required;

●	provide any research at Consultant’s expense in order to facilitate its compensation targets.

Schedule “B”

Stock Option Terms

1.	Exercise Period. Subject to the vesting provisions, the Option shall be exercisable for a period of five (5) years from the date of the Listing Event (the “Exercise Period”). Upon the expiration of the Exercise Period, the Option shall expire, terminate and be of no further force or effect whatsoever as to such of the common shares in respect of which the Option granted hereunder has not then been exercised.

2.	Vesting of Option. The Option for the Optioned Shares shall vest in tranches of Twenty-Five Thousand (25,000) shares upon each successful placement of a purchase order by a Client solely as a result of the Consultant’s efforts, which results in an aggregate of not less than One Hundred Thousand Dollars ($100,000.00) of revenue to the Corporation. For clarity, no Options shall vest prior to the date of the Listing Event.

3.	Exercise Price Per Common Share. The exercise price shall be equal to $0.50 per Optioned Share.

4.	Effect of Termination of Consulting Agreement. The Option held by the Optionee, vested or unvested, shall expire and terminate and be of no further force or effect whatsoever as to such of the common shares in respect of which the Option granted hereunder has not then been exercised, two (2) months following the date of termination or expiration of the Consulting Agreement.

Schedule “C”

Approved list of Clients:

General Mills Midori

Starbucks Midori

Kraft Heinz Midori Bio

L’Oreal Midori

Koty Midori

Chobani Midori

Hostess Midori

Tim Horton’s Midori

Cadbury Midori

AB Inbev Midori

Bacardi Midori

Diageo Midori

Northland Midori

Purina Midori

Air Canada Midori

Campbells Midori

Adidas Midori

Lactalis Midori

Unilever Midori

Lindt Midori

Danone Midori

Give and Go Midori

SCJ Midori

Clorox Midori

Coke Midori

RBC Midori

Mars Midori

Under Armour Midori

Snibbs Midori

Kellogg Midori

Pepsi Midori

P&G Midori

Mondelez Midori

Schedule “D”

The products:

Eco-One® EL10 (PE);

EL30 (EVA);

EL40(PP);

EL50 (PS);

EC84 (PET); and

EC60 (Nylon).